Exhibit 23.1




                          Independent Auditors' Consent



The Partners
FFP Partners, L.P.:

     We consent to incorporation by reference in the Registration Statement (No. 33-73170) on Form S-8 of FFP Partners, L.P. of our report dated March 14, 1997, relating to the consolidated balance sheets of FFP Partners, L.P. and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, partners' capital, and cash flows and related schedule for each of the years in the three-year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form 10-K of FFP Partners, L.P.




                                                   KPMG Peat Marwick LLP



Fort Worth, Texas
April 11, 1997